Exhibit 21

SUBSIDIARIES OF THE COMPANY

Subsidiary Country of Incorporation Percent Owned

STRATTEC de Mexico S.A. de C.V. Mexico 100%

STRATTEC POWER ACCESS LLC United States 100%

ADAC-STRATTEC LLC United States 51%